Exhibit 99.1

ARIAD Announces Data Presentations at the 2016 ASCO Annual Meeting

~Oral Presentation of Clinical Data from ALTA Pivotal Trial on Monday, June 6, 2016

~ ASCO Presentation to Include Approximately 3 Months of Additional Follow-up Compared to Abstract

~Investor and Analyst Briefing to be Held at ASCO on Monday, June 6 at 7 a.m. CT

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 18, 2016--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that clinical data on brigatinib, its investigational anaplastic lymphoma kinase (ALK) inhibitor, and Iclusig® (ponatinib) will be presented at the Annual Meeting of the American Society of Clinical Oncology (ASCO) being held in Chicago, June 3 to 7, 2016.

“The first early results are now available from the pivotal Phase 2 ALTA trial of brigatinib in patients with ALK+ non-small cell lung cancer whose disease had progressed on crizotinib therapy, and show encouraging early response rates and progression-free survival. We look forward to the oral presentation at ASCO, which will reflect approximately three months of additional follow-up, including the opportunity for all responses to be confirmed,” stated Timothy P. Clackson, Ph.D., president of research and development and chief scientific officer at ARIAD. “The presentation at ASCO will also include details on CNS activity.”

The ALTA trial

The primary endpoint of the ALTA (ALK in Lung Cancer Trial of AP26113) trial is investigator-assessed confirmed objective response rate (ORR) as measured by the Response Evaluation Criteria in Solid Tumors (RECIST). Key secondary endpoints include progression free survival (PFS), confirmed ORR assessed by an independent review committee (IRC), CNS response and PFS, duration of response, safety and tolerability. Brigatinib received both Breakthrough Therapy and Orphan Drug designations from the U.S. Food and Drug Administration for the treatment of patients with ALK+ non-small cell lung cancer (NSCLC) whose tumors are resistant to crizotinib.

The trial enrolled 222 patients with ALK+ NSCLC who had been treated with and experienced disease progression on their most recent crizotinib therapy. Patients were randomized one-to-one to receive either 90 mg of brigatinib once per day (QD) (Arm A), or 180 mg QD, preceded by a lead-in dose of 90 mg QD for seven days (Arm B).

In addition, patients were stratified by presence of brain metastases at baseline and best response to prior crizotinib.

Abstract Highlights on ALTA Trial

Data as of December 7, 2015

  A total of 222 patients with ALK+ NSCLC treated with prior crizotinib therapy were randomized in the study (110 patients in Arm B at the 180 mg dose level with 7-day lead-in at 90 mg and 112 patients in Arm A at the 90 mg dose level). The last patient enrolled in the study in September 2015.
  The median time on treatment was 23 weeks in Arm B and 25 weeks in Arm A.
  Investigator-assessed ORR in Arm B was 54% (49 confirmed responses plus 10 single responses awaiting confirmation), including 5 confirmed complete responses. ORR in Arm A was 46% (39 confirmed responses plus 12 single responses awaiting confirmation), including one confirmed complete response.
    In the earlier Phase 1/2 trial, of ALK+ NSCLC patients treated with prior crizotinib, 10 responded at the 90 mg dose level and 19 responded at the 180 mg dose level (with a 90 mg lead-in). Of these initial responses, 7 of 10 (70%) and 18 of 19 (95%) respectively were confirmed.
  Median PFS was 11.1 months and 8.8 months in Arm B and Arm A, respectively.
  The most common treatment-emergent AEs, grade 3 or higher, (Arm B/A) were: increased creatine phosphokinase (CPK) (8%/3%), hypertension (5%/4%), pneumonia (5%/3%), rash (4%/1%), increased lipase (2%/3%) and pneumonitis (3%/2%).
  A subset of pulmonary adverse events with early onset occurred in 6% of all patients (in 3% of patients, events were grade 3 or higher); no such events occurred after dose escalation to 180 mg QD in Arm B.
  Discontinuations and dose reductions due to AEs (Arm B/A) were 6%/3% and 18%/7%, respectively.
  In Arm B 67% of patients had brain metastases and in Arm A 71% of patients had brain metastases. CNS efficacy data will be included in the full ASCO presentation.

The schedule and meeting location for the sessions at ASCO, together with the abstract information and ARIAD's investor event, are listed below:

Brigatinib Oral Presentation

Title:	Brigatinib (BRG) in patients (pts) with crizotinib (CRZ)- refractory ALK+ non–small cell lung cancer (NSCLC): first report of efficacy and safety from a pivotal randomized phase (ph) 2 trial (ALTA)
Abstract No:	9007
Presenter:	Dong-Wan Kim, M.D., Ph.D., (Seoul National University Hospital)
Oral Session:	Lung Cancer – Non-Small Cell Metastatic
Session Date & Time:	Monday, June 6, 2016, 9:45 a.m. to 12:45 p.m. (CT)
Presentation Time:	11:57 a.m. to 12:09 p.m.
Location:	Arie Crown Theater

Brigatinib Posters

Title:	Activity of brigatinib (BRG) in crizotinib (CRZ) resistant patients (pts) according to ALK mutation status
Abstract No:	9060
Presenter:	Scott Gettinger, M.D., (Yale Cancer Center)
Poster Session:	Lung Cancer – Non-Small Cell Metastatic
Date & Time:	Saturday, June 4, 2016, 8:00 a.m. to 11:30 a.m. (CT)
Location:	Hall A; poster #383

Title:	Activity and safety of brigatinib (BRG) in patients (pts) with ALK+ non–small cell lung cancer (NSCLC): Phase (ph) 1/2 trial results.
Abstract No:	9057
Presenter:	Corey J. Langer, M.D., (University of Pennsylvania Abramson Cancer Center)
Poster Session:	Lung Cancer – Non-Small Cell Metastatic
Date & Time:	Saturday, June 4, 2016, 8:00 a.m. to 11:30 a.m. (CT)
Location:	Hall A; poster #380

Ponatinib Posters

Title:	4-year results of the ponatinib phase 2 PACE trial in patients (pts) with heavily pretreated leukemia
Abstract No:	7013
Presenter:	Jorge E. Cortes, M.D., (The University of Texas MD Anderson Cancer Center)
Poster Session:	Hematologic Malignancies—Leukemia, Myelodysplastic Syndromes, and Allotransplant
Date & Time:	Monday, June 6, 2016, 11:30 a.m. to 12:30 p.m. (CT)
Location:	Hall A; poster #5
Discussion:	Monday, June 6, 2016, 11:30 a.m. - 12:45 p.m. in room E354b

Title:	Impact of landmark responses on 3 year (yr) outcomes with ponatinib in heavily pretreated CPCML patients (pts)
Abstract No:	7053
Presenter:	Martin C. Müller, M.D. (Universitatsmedizin Mannheim, Mannheim)
Poster Session:	Hematologic Malignancies—Leukemia, Myelodysplastic Syndromes, and Allotransplant
Date & Time:	Monday, June 6, 2016, 11:30 a.m. to 12:30 p.m. (CT)
Location:	Hall A; poster #45

Investor and Analyst Briefing and Webcast

A breakfast meeting featuring D. Ross Camidge, M.D., Ph.D., director of thoracic oncology at the University of Colorado to review the updated brigatinib clinical data from the ALTA trial will be webcast live along with slides and can be accessed by visiting the investor relations section of ARIAD’s website at http://investor.ariad.com.

Date:	Monday, June 6, 2016
Time:	7:00 a.m. to 8:00 a.m. (CT)
Location:	Hyatt McCormick Place, Prairie Room-B

Space is limited. To request attendance at the meeting, please RSVP to Investor.RSVP@ariad.com by Tuesday, May 31, 2016.

A replay of the investor event will be available on the ARIAD website approximately three hours after the presentation and will be archived on the site for four weeks. To ensure a timely connection to the live webcast, participants should log onto the webcast at least 15 minutes prior to the scheduled start time.

About Iclusig® (ponatinib) tablets

Iclusig is approved in the U.S., EU, Switzerland, Canada, Australia and Israel.

Iclusig is a kinase inhibitor indicated in the U.S. for the:

• Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL).

•Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

These indications are based upon response rate. There are no trials verifying an improvement in disease-related symptoms or increased survival with Iclusig.

IMPORTANT SAFETY INFORMATION, INCLUDING THE BOXED WARNING

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning

  Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.
  Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Vascular Occlusion: Arterial and venous thrombosis and occlusions, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures have occurred in at least 27% of Iclusig-treated patients from the phase 1 and phase 2 trials. Iclusig can also cause recurrent or multi-site vascular occlusion. Overall, 20% of Iclusig-treated patients experienced an arterial occlusion and thrombosis event of any grade. Fatal and life-threatening vascular occlusion has occurred within 2 weeks of starting Iclusig treatment and in patients treated with average daily dose intensities as low as 15 mg per day. The median time to onset of the first vascular occlusion event was 5 months. Patients with and without cardiovascular risk factors have experienced vascular occlusion although these events were more frequent with increasing age and in patients with prior history of ischemia, hypertension, diabetes, or hyperlipidemia. Interrupt or stop Iclusig immediately in patients who develop vascular occlusion events.

Heart Failure: Fatal and serious heart failure or left ventricular dysfunction occurred in 5% of Iclusig-treated patients (22/449). Eight percent of patients (35/449) experienced any grade of heart failure or left ventricular dysfunction. Monitor patients for signs or symptoms consistent with heart failure and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious heart failure.

Hepatotoxicity: Iclusig can cause hepatotoxicity, including liver failure and death. Fulminant hepatic failure leading to death occurred in an Iclusig-treated patient within one week of starting Iclusig. Two additional fatal cases of acute liver failure also occurred. The fatal cases occurred in patients with blast phase CML (BP-CML) or Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Severe hepatotoxicity occurred in all disease cohorts. Iclusig treatment may result in elevation in ALT, AST, or both. Monitor liver function tests at baseline, then at least monthly or as clinically indicated. Interrupt, reduce or discontinue Iclusig as clinically indicated.

Hypertension: Treatment-emergent hypertension (defined as systolic BP≥140 mm Hg or diastolic BP≥90 mm Hg on at least one occasion) occurred in 67% of patients (300/449). Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including one patient (<1%) with hypertensive crisis. Patients may require urgent clinical intervention for hypertension associated with confusion, headache, chest pain, or shortness of breath. In 131 patients with Stage 1 hypertension at baseline, 61% (80/131) developed Stage 2 hypertension. Monitor and manage blood pressure elevations during Iclusig use and treat hypertension to normalize blood pressure. Interrupt, dose reduce, or stop Iclusig if hypertension is not medically controlled.

Pancreatitis: Clinical pancreatitis occurred in 6% (28/449) of patients (5% Grade 3) treated with Iclusig. Pancreatitis resulted in discontinuation or treatment interruption in 6% of patients (25/449). The incidence of treatment-emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Consider additional serum lipase monitoring in patients with a history of pancreatitis or alcohol abuse. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis. Do not consider restarting Iclusig until patients have complete resolution of symptoms and lipase levels are less than 1.5 x ULN.

Neuropathy: Peripheral and cranial neuropathy have occurred in Iclusig-treated patients. Overall, 13% (59/449) of Iclusig-treated patients experienced a peripheral neuropathy event of any grade (2%, grade 3/4). In clinical trials, the most common peripheral neuropathies reported were peripheral neuropathy (4%, 18/449), paresthesia (4%, 17/449), hypoesthesia (2%, 11/449), and hyperesthesia (1%, 5/449). Cranial neuropathy developed in 1% (6/449) of Iclusig-treated patients (<1% grade 3/4). Of the patients who developed neuropathy, 31% (20/65) developed neuropathy during the first month of treatment. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain or weakness. Consider interrupting Iclusig and evaluate if neuropathy is suspected.

Ocular Toxicity: Serious ocular toxicities leading to blindness or blurred vision have occurred in Iclusig-treated patients. Retinal toxicities including macular edema, retinal vein occlusion, and retinal hemorrhage occurred in 3% of Iclusig-treated patients. Conjunctival or corneal irritation, dry eye, or eye pain occurred in 13% of patients. Visual blurring occurred in 6% of the patients. Other ocular toxicities include cataracts, glaucoma, iritis, iridocyclitis, and ulcerative keratitis. Conduct comprehensive eye exams at baseline and periodically during treatment.

Hemorrhage: Serious bleeding events, including fatalities, occurred in 5% (22/449) of patients treated with Iclusig. Hemorrhagic events occurred in 24% of patients. The incidence of serious bleeding events was higher in patients with accelerated phase CML (AP-CML), BP-CML, and Ph+ ALL. Most hemorrhagic events, but not all occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage and evaluate.

Fluid Retention: Serious fluid retention events occurred in 3% (13/449) of patients treated with Iclusig. One instance of brain edema was fatal. In total, fluid retention occurred in 23% of the patients. The most common fluid retention events were peripheral edema (16%), pleural effusion (7%), and pericardial effusion (3%). Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac Arrhythmias: Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 1% (3/449) of Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain). Supraventricular tachyarrhythmias occurred in 5% (25/449) of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia and occurred in 20 patients. For 13 patients, the event led to hospitalization. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness). Interrupt Iclusig and evaluate.

Myelosuppression: Severe (grade 3 or 4) myelosuppression occurred in 48% (215/449) of patients treated with Iclusig. The incidence of these events was greater in patients with AP-CML, BP-CML and Ph+ ALL than in patients with CP-CML. Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%) with advanced disease (AP-CML, BP-CML, or Ph+ ALL) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7% (30/449) of patients overall; the majority had CP-CML (19 patients). Due to the potential for tumor lysis syndrome in patients with advanced disease, ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Iclusig can cause fetal harm. If Iclusig is used during pregnancy, or if the patient becomes pregnant while taking Iclusig, the patient should be apprised of the potential hazard to the fetus. Advise women to avoid pregnancy while taking Iclusig.

Most common non-hematologic adverse reactions: (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an orphan oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other orphan cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This press release contains forward-looking statements, each of which are qualified in their entirety by this cautionary statement. Any statements contained herein which do not describe historical facts, including, but not limited to the statements made by Dr. Clackson, are forward-looking statements that are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ongoing strategic review, our ability to successfully commercialize and generate profits from sales of Iclusig and our product candidates, if approved; competition from alternative therapies; our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for our products and product candidates and to move new development candidates into the clinic; our ability to execute on our key corporate initiatives; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our reliance on the performance of third-party manufacturers and specialty pharmacies for the supply and distribution of our products and product candidates; the occurrence of adverse safety events with our products and product candidates; the costs associated with our research, development, manufacturing, commercialization and other activities; the conduct, timing and results of preclinical and clinical studies of our products and product candidates, including that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies; the adequacy of our capital resources and the availability of additional funding; the ability to satisfy our contractual obligations, including under our leases, convertible debt and royalty financing agreements; patent protection and third-party intellectual property claims; litigation; our operations in foreign countries; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

Iclusig® is a registered trademark of ARIAD Pharmaceuticals, Inc.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Maria Cantor, 617-621-2208
Maria.cantor@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com